Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Red Robin Gourmet Burgers, Inc. on Form S-3 of our report dated March 9, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for goodwill and intangible assets in 2002) appearing in the Annual Report on Form 10-K of Red Robin Gourmet Burgers, Inc. for the year ended December 28, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte & Touche LLP

Denver, Colorado

May 20, 2004